UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MTS SYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 30, 2013

Dear MTS Shareholder:

          MTS is holding a Virtual Annual Meeting of Shareholders this year on Tuesday, February 11, 2014, at 1:00 p.m. Central Standard Time. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTSC2014. You will need to provide your 12-Digit control number that is on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.

          Your vote is important to us. Last year, approximately 91% of the Company’s shares were voted at the Annual Meeting, and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. And, as indicated above, you may vote during the Annual Meeting online at www.virtualshareholdermeeting.com/MTSC2014. Please help us to achieve another high response rate for the meeting on February 11, 2014.

I encourage you to attend our Virtual Annual Meeting of Shareholders on February 11, 2014, at 1:00 p.m. Central Standard Time by visiting www.virtualshareholdermeeting.com/MTSC2014.

Very truly yours,

David J. Anderson
Chairman of the Board

MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 11, 2014

          The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Tuesday, February 11, 2014, as a virtual meeting at www.virtualshareholdermeeting.com/MTSC2014. The meeting will convene at 1:00 p.m., Central Standard Time, for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014;

3.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          The foregoing items of business are more fully described in the proxy statement made available over the Internet and, upon request, in paper copy.

          The Board of Directors has set the close of business on December 17, 2013, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

Steven G. Mahon
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 30, 2013

All shareholders are cordially invited to attend the virtual annual meeting of shareholders at www.virtualshareholdermeeting.com/MTSC2014. Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

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MTS SYSTEMS CORPORATION
 14000 Technology Drive
Eden Prairie, Minnesota 55344

PROXY STATEMENT

GENERAL

           This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the virtual annual meeting of shareholders to be held on Tuesday, February 11, 2014 (the “Annual Meeting”), at 1:00 p.m., Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended September 28, 2013, is being first sent or given to shareholders on or about December 30, 2013.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

           What is the purpose of the Annual Meeting?

           At the Annual Meeting, shareholders will vote upon (1) the election of eight directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014, (3) a non-binding, advisory vote regarding the compensation of the Company’s named executive officers, and (4) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

           Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

           Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

           If you do not affirmatively elect to receive printed copies of the proxy materials, you will only be able to view our proxy materials electronically on the Internet. Providing our proxy materials to shareholders on the Internet rather than printing and mailing hard copies saves us these costs. We encourage you to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

           Who is entitled to vote?

           Only shareholders of record at the close of business on December 17, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

           Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by all shareholders will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

          Who can attend the Annual Meeting?

          All shareholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2014. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

          What constitutes a quorum?

          The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 15,333,474 shares of our Common Stock were outstanding, so holders of at least 7,666,738 shares of our Common Stock must be present, attending the virtual Annual Meeting or by proxy, to have a quorum. If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, your shares will be considered part of the quorum even if you abstain from voting.

          How do I vote?

          You may vote in one of the following ways:

1)

By Internet before the Annual Meeting: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to obtain your records and create an electronic ballot.

2)

By telephone: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability in hand when you call and follow the voice prompts to cast your vote.

3)	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

4)

At the Annual Meeting: If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/MTSC2014 during the meeting. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to vote.

          Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014 in Proposal 2, and FOR the non-binding, advisory vote regarding the compensation of the Company’s named executive officers in Proposal 3, and at the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

          The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareholder.

          When do I vote?

          If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 10, 2014 using www.proxyvote.com or calling 1-800-690-6903, as applicable. If you want to vote after February 10, 2014 or revoke an earlier proxy, you must submit a signed proxy card or vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2014.

          Can I change my vote after I vote electronically or return my proxy card?

          Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy by Internet, telephone or mail;

2)	Delivering a written notice of revocation to our Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

3)	Attending the virtual Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

          Shareholders who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

          What does the Board recommend?

          The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1 on page 5);

2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014 (see Proposal 2 on page 15); and

3)	FOR the non-binding, advisory vote regarding the compensation of the Company’s named executive officers (see Proposal 3 on page 37).

          If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

          What vote is required to approve each proposal?

          For Proposal 1, the election of directors, each shareholder will be entitled to vote for eight nominees, and the eight nominees receiving the highest number of “FOR” votes will be elected.

          For Proposals 2 and 3, respectively, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014 and the non-binding, advisory vote regarding the compensation of the Company’s named executive officers, each shareholder is entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

          With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

          A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

          A properly executed proxy marked “ABSTAIN” with respect to Proposals 2 or 3, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. In Proposals 2 and 3, abstentions will have the same effect as a negative vote.

          If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors or the non-binding, advisory vote on the compensation of the Company’s named executive officers. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Global Select Market.

          If your brokerage firm votes your shares only on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

          Who will count the vote?

          Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or at the Annual Meeting.

          What does it mean if I receive more than one Notice of Internet Availability?

          If your shares are registered in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

          How will voting on any other business be conducted?

          We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to each of David J. Anderson and Jeffrey A. Graves to vote on such matters at their discretion.

          How are proxies solicited?

          In addition to use of the Internet and mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals for such activity.

           What is “householding”?

           We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

           Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

           Eight directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company, and each was elected by the shareholders except for Messrs. Johnson and Yu. Each of Messrs. Johnson and Yu was identified as a board candidate by a third-party search firm retained for this purpose by our Governance and Nominating Committee and was appointed to the Board during fiscal 2013. In addition to the nominees listed below, William V. Murray is currently a member of our Board but is not standing for re-election at the Annual Meeting and Brendan C. Hegarty served on the Board throughout fiscal 2013 but retired effective November 19, 2013.

Nominees

          The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 66 Director since 2009 Chair since 2011

Director of Modine Manufacturing Company (developer and manufacturer of thermal management systems and components) since 2010 and a member of its Corporate Governance and Nominating, Compensation and Audit Committees; Director of Schnitzer Steel Industries, Inc. (metals recycler and steel manufacturer) since 2009 and Chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 to June 2009; President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in 2009; held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; prior to 1984, held various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses. Mr. Anderson served on the boards of directors of the National Fluid Power Association and the National Fluid Power Association Education and Technology Foundation, chairing each in 2008 and 2009.

Mr. Anderson’s qualifications to serve on our Board and to serve as the Chair of the Board include his more than 40 years of industrial business experience and his chief executive officer and operations experience. He also has technology and engineering experience, the ability to formulate and execute strategy and financial expertise.

Jean-Lou Chameau – Age 60 Director since 1998

President, King Abdullah University of Science and Technology (KAUST) since July 2013; President, California Institute of Technology (Caltech) from 2006 to June 2013; Provost and Vice President at the Georgia Institute of Technology (Georgia Tech) 2001 to 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar from 1997 to 2001; Vice Provost for Research and Dean of Graduate Studies from 1995 to 1997; President of Golder Associates, Inc. (a provider of ground engineering, earth, and environmental services) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at Georgia Tech from 1991 to 1994; Professor of Geotechnical Engineering at Purdue University from 1980 to 1991. Mr. Chameau currently serves as Trustee, Board of Trustees of KAUST; Director of Safran; and a member of the Academic Research Council, Singapore. He is a member of the U.S. National Academy of Engineering and the French Académie des Technologies.

Mr. Chameau’s qualifications to serve on our Board include his current and past executive experience in large organizations, including one with a national laboratory and his expertise in engineering, science, research and technology. He also has extensive knowledge and experience in budgetary and financial responsibilities, strategic planning, human capital development, Europe and Asia business, and federal agency funding of research and development.

Jeffrey A. Graves – Age 52 Director since 2012

President and Chief Executive Officer of the Company since May 2012; President, Chief Executive Officer and a director of C&D Technologies, Inc. (a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market) from July 2005 until May 2012; various executive positions at Kemet Electronics Corporation (a manufacturer of high-performance capacitor solutions) from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; prior to 1995, held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Mr. Graves has served as a director of Teleflex Incorporated and Hexcel Corporation since 2007, and he served on the board of Technitrol, Inc. from January 2006 through May 2007.

As the only member of management serving on our Board, Mr. Graves contributes an in-depth understanding of the opportunities and challenges facing our Company. His experience in both executive and board positions at various technology companies gives him insight into strategic, financial and personnel matters, as well as the considerations particular to public companies.

David D. Johnson – Age 57 Director since 2013

Executive Vice President, Treasurer and Chief Financial Officer of Molex Incorporated (manufacturer of electronic interconnectors) since 2005; Vice President, Treasurer and Chief Financial Officer of Sypris Solutions, Inc., from 1996 to 2005; served as Regional Controller for Molex’s Far East Region; Financial Director for New Ventures and Acquisitions; and Financial Director for the Far East South Region from 1984 to 1996.

Mr. Johnson’s qualifications to serve on our Board include his chief financial officer experience for a global industrial company. Mr. Johnson has had executive-level responsibility for financial and accounting matters in a number of settings, including international contexts.

Emily M. Liggett – Age 58 Director since 2010

President and Chief Executive Officer of NovaTorque, Inc. (manufacturer of high-efficiency electric motor systems) since 2009; President and Chief Executive Officer of Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 to 2007; President and Chief Executive Officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003; and various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 to 2001, including Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett currently serves on the board of directors of the Purdue University School of Engineering Advisory Board. She has served on the board of directors of Immersion Corporation, a public company, within the last five years.

Ms. Liggett’s qualifications to serve on our Board include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

Barb J. Samardzich – Age 55 Director since 2001

Chief Operating Officer of Ford of Europe for Ford Motor Company (car and truck manufacturer) since November 2013; Vice President, Product Development of Ford Motor Company from September 2011 to November 2013; Vice President of Global Product Programs of Ford Motor Company from January 2011 to September 2011; Vice President of Powertrain Engineering of Ford Motor Company from 2005 to 2010; Executive Director - Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford Motor Company from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford Motor Company from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks of Ford Motor Company from 1998 to 1999; previously held various positions in the Powertrain division of Ford Motor Company from 1990 to 1998; and various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Ms. Samardzich’s qualifications to serve on our Board include her extensive management and operations experience at a worldwide automotive manufacturing company. She has significant engineering experience, value creation and profit and loss responsibilities.

Gail P. Steinel – Age 56 Director since 2009

Owner of Executive Advisors (provider of leadership development services and strategic/profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; and progressive management experience at Arthur Andersen (provider of audit, tax and consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Ms. Steinel’s qualifications to serve on our Board include her global managing partner experience running a large global business, more than 30 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Chun Hung (Kenneth) Yu – Age 64 Director since 2013

Retired; Vice President, Global Channel Services, International Operations for 3M Company (diversified manufacturer of consumer, industrial and health products) from May 2013 to December 2013; President, China Region and 3M China from 2000 to May 2013; President, 3M Taiwan from 1999 to 2000; served in several Director and leadership roles within the 3M organization from 1969 to 1999, located in St. Paul, Minnesota, and the Asian-Pacific region.

Mr. Yu’s qualifications to serve on our Board include his extensive operations experience in the Asian-Pacific region, a market we have identified as a growth opportunity for our Company’s products and services. Mr. Yu also contributes significant leadership, planning and management skills developed during his long tenure with a successful and growing global manufacturing company.

Voting Information and Board Voting Recommendation

          In accordance with Minnesota law, directors are elected by a plurality of votes cast. The eight nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the Board may act to reduce the number of directors or the persons named in the proxies may vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees in the latter circumstance. The proxies cannot be voted for a greater number of persons than eight.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

          Meetings and Independence. The Board met five times during fiscal 2013. All of the directors attended at least 75% of the number of Board meetings and meetings of Board committees on which he or she served that were held during fiscal 2013. It is our policy that all directors should attend the Annual Meeting. All of the directors who were serving on the Board at the time attended last year’s annual meeting of shareholders.

          Independence determinations concerning the Board of Directors are made by the Governance and Nominating Committee and, with regard to related party transactions, by the Audit Committee. The Governance and Nominating Committee of the Board has determined that Messrs. Anderson, Chameau, Hegarty, Johnson, Murray and Yu and Mses. Liggett, Steinel and Samardzich are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. Mr. Graves is not independent due to his service as Chief Executive Officer of the Company. In making the independence determination with respect to related party transactions, the Audit Committee considered with regard to Ms. Samardzich that the Company sold approximately $7.0 million in vehicle testing goods and services to Ford Motor Company in fiscal 2013 and considered with regard to Mr. Yu that the Company sold approximately $450,000 in fiscal 2013 to 3M Company. The Audit Committee determined that the aggregate dollar amount of the transactions are below the threshold for the NASDAQ Stock Market independence rules and that the transactions do not present a real, potential or perceived conflict between the Company’s interests and the direct or indirect interests of Ms. Samardzich or Mr. Yu, as applicable.

          Board Committees. Each of our three standing committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Board of Directors”).

          The Audit Committee of the Board, composed of Ms. Steinel (Chair) and Messrs. Chameau, Anderson and Johnson, had six meetings during fiscal 2013. All members of our Audit Committee satisfy the NASDAQ Stock Market listing standards for Audit Committee membership. The Board has determined that Ms. Steinel and Messrs. Anderson and Johnson are each an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm. The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the SEC. A report of the Audit Committee is contained in this proxy statement.

          The Compensation Committee of the Board is composed of Ms. Samardzich (Chair), and Ms. Steinel. Mr. Hegarty served on the Compensation Committee until his retirement from the Board in November 2013. The Compensation Committee met four times during fiscal 2013. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market, are “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code.

          Among other duties, the Compensation Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer; (iii) annually approves all compensation paid to the other executive officers; (iv) reviews and approves the Company’s retirement plans and approves any amendments related to such plans; (v) recommends stock incentive and employee stock purchase plans to the Board; (vi) reviews and approves stock ownership guidelines for executive officers and monitors adherence to such guidelines; (vii) determines whether risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company; and (viii) approves the Compensation Discussion and Analysis for our proxy statement. A report of the Compensation Committee is contained in this proxy statement.

          The Governance and Nominating Committee of the Board, composed of Ms. Liggett (Chair) and Messrs. Chameau, Murray and Yu, met seven times during fiscal 2013. Mr. Hegarty served on the Governance and Nominating Committee until his retirement from the Board in November 2013. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Governance and Nominating Committee (i) reviews and approves Board governance practices; (ii) administers the Board evaluation process; (iii) reviews and approves compensation of non-employee directors; (iv) monitors adherence to the stock ownership guidelines applicable to non-employee directors; (v) identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board; and (vi) identifies, evaluates and recommends potential candidates for Chairman of the Board and Chief Executive Officer positions when vacancies arise.

          Director Nomination Process. In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the “Committee”) considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.

          In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest, and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

          In addition to these threshold criteria, the Committee also considers the contributions a candidate is expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, and public company chief executive officer perspective.

          Candidates are expected to effectively perform the role of a director by demonstrating broad perspective and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful to others and appropriately representing the shareholders.

          While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. The goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board’s deliberations and decisions and cover the spectrum of areas that impact the Company’s business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that can work collaboratively to guide the success of the Company and represent shareholder interests.

          The Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the previous year’s annual meeting of shareholders date, with the submitting shareholder’s name, address, and pertinent information about the proposed nominee.

          A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders date, except in certain circumstances, and must contain certain required information about the nominee.

          Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

          Board Leadership Structure. Our Board leadership structure currently includes a non-executive Chairman of the Board and a separate Chief Executive Officer. The Board has not adopted a policy of separateness and will periodically re-evaluate its leadership structure as the Company’s situation changes.

          The primary role of our Chief Executive Officer is to manage the business affairs of the Company, and the primary role of our Chairman is to preside over all Board activities and ensure Board effectiveness in all aspects of its functioning. This role includes working with the Chief Executive Officer to set the Board agenda; ensuring that clear, accurate and timely information is provided to the Board; managing Board meetings to allow time for discussion of complex or difficult issues; and promoting active participation by all Board members. The Chairman may also assist the Chief Executive Officer in managing the Company’s relationships with investors and other external stakeholders.

          The Board has determined that the separation of the Chairman and Chief Executive Officer roles is appropriate for the Company at this time because it enables the Chief Executive Officer to focus more closely on the day-to-day operations of the Company. The Board also values the involvement of Mr. Anderson as a leader and, through his service as Chairman, benefits more directly from his extensive industry and executive experience than it would if he did not hold such position.

          Board Role in Risk Oversight. Management is responsible for designing and implementing the Company’s day-to-day risk management processes, controls and oversight. The Board, as a whole and through its committees, has broad responsibility for the oversight of risk management as well as specific risk management accountability for governance, overall risk appetite, executive compensation, CEO succession, and the control environment, including financial reporting. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes and controls are adequate and functioning as designed and that Company business is conducted in compliance with proper governance and applicable laws and regulations. The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits. The Board further recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve its long-term performance expectations.

          The Board believes the Company has good internal processes and resources to identify, manage and mitigate risk, including a robust code of conduct and the compliance oversight responsibilities held by the General Counsel and Chief Compliance Officer. Risk management is embedded in the business management system, which begins with the Company’s strategy. The key steps of the business management system are the ongoing monitoring and assessment of the external environment, the evaluation/validation of the strategic priorities and initiatives, the development of mid-range and annual operating plans, the execution of the annual operating plan and the ongoing monitoring and management of the business. In addition, the Board believes there is an appropriate internal control environment to identify, manage and mitigate risks.

          As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management. The Board regularly engages in discussions with management on strategic, operational and governance matters to ensure that risks are identified, managed and mitigated in a timely fashion. Senior management attends quarterly Board meetings and the Board also engages with members of the management team to review and discuss specific topics in addition to the quarterly meetings that provide the Board with evidence of risk management in practice.

          The Board implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk oversight and management function. Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

          The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to accounting and financial reporting principles and policies and internal audit controls and procedures. The Audit Committee oversees the preparation by management of the financial statements and the independent audit thereof. It evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually. The Audit Committee is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance. In addition, the Audit Committee discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls. The Audit Committee members meet separately with representatives of our independent auditing firm, the Internal Assurance leader and the Director of Compliance.

          The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs. The Compensation Committee is responsible for determining salaries, incentives and other elements of total compensation for our executive officers, and it administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation. A separate discussion regarding the risk considerations in our compensation programs, including the processes that have been put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 28 of this proxy statement.

          The Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. The Governance and Nominating Committee is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates, and evaluating the performance of directors, committees and the Board. The Governance and Nominating Committee is also responsible for developing, periodically reviewing and recommending corporate governance principles and procedures to the Board, and overseeing director orientation and continuing education.

          The Chair of each committee provides a committee report at each Board meeting that enables the Board to fulfill its risk oversight responsibilities. Since risk oversight is an ongoing process and inherent in the Company’s strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

          Communications with the Board. The Board provides a process for shareholders to communicate with its members. The manner in which shareholders may send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Board of Directors”).

          Board Evaluation. The Governance and Nominating Committee leads the Board in an annual evaluation of its performance as a board of directors.

          Code of Conduct. We have in place a code of ethics, known as the “MTS Code of Conduct,” that applies to our directors, officers, employees, and contractors. The Code sets forth guidelines for ensuring that all of our personnel act with the highest standards of integrity. The MTS Code of Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Board of Directors”).

Non-Employee Director Compensation

          For service during fiscal 2013, our non-employee directors received cash compensation as follows:

Role	Annual Cash Retainer

Chairman of the Board	$110,000
All other non-employee directors	$45,000

Additional retainers for committee participation
Audit Committee
Chair	$18,000
All other committee members	$8,000
Compensation Committee
Chair	$10,000
All other committee members	$4,000
Governance and Nominating Committee
Chair	$11,000
All other committee members	$5,000

          Upon election or re-election to the Board at each of our annual meetings of shareholders, the Chairman of the Board receives an annual restricted stock award grant under our 2011 Stock Incentive Plan with the number of shares (rounded to the next whole share) equal to $110,000 divided by the closing price of our Common Stock on the date of the Annual Meeting. The annual grant of restricted stock received by all other non-employee directors upon election or re-election to the Board at each of our annual meetings of shareholders consists of the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of grant. Each such annual restricted stock award vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant, provided such director continues to serve.

          If a non-employee director is appointed to the Board prior to the annual meeting of shareholders, as was the case with Messrs. Johnson and Yu in fiscal 2013, the non-employee director may receive a pro-rated restricted stock award depending upon, among other things, the length of time until the next annual restricted stock award grant. If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest. If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares that have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

          The table below shows cash compensation paid to non-employee directors for fiscal 2013. The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal 2013 for restricted stock awards.

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($) (3)	Total ($)
David J. Anderson	118,000	110,005	5,588	233,593
Jean-Lou Chameau	58,000	80,039	4,238	142,277
Brendan C. Hegarty	54,000	80,039	4,238	138,277
David D. Johnson	18,988	51,755	–	70,742
Emily M. Liggett	56,000	80,039	4,416	140,455
William V. Murray	49,750	80,039	3,722	133,511
Barb J. Samardzich	55,000	80,039	4,238	139,277
Gail P. Steinel	67,000	80,039	4,238	151,277
Kenneth Yu	18,238	51,755	–	69,992

(1)

Amounts represent aggregate grant date fair value during fiscal 2013 under FASB ASC Topic 718, based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 28, 2013. On the date of our annual meeting of shareholders held in February 2013, Mr. Anderson was awarded 1,986 shares and each of Mr. Chameau, Mr. Hegarty, Ms. Liggett, Mr. Murray, Ms. Samardzich and Ms. Steinel was awarded 1,445 shares of restricted stock with a grant date fair value of $55.39 per share. Mr. Johnson and Mr. Yu were each awarded 818 shares with a grant date fair value of $63.27 per share on July 15, 2013, representing a prorated amount based upon the time served on the board during fiscal year 2013.

(2)

As of September 28, 2013, the directors held the following number of restricted shares: Mr. Anderson –4,476; Mr. Chameau – 3,151; Mr. Hegarty – 3,151; Mr. Johnson – 818; Ms. Liggett – 3,151; Mr. Murray – 2,846; Ms. Samardzich – 3,151; Ms. Steinel – 3,151; and Mr. Yu – 818.

(3)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2013.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION
WITH THE “AUDIT COMMITTEE REPORT” BELOW.

          KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 27, 2014. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

          Representatives of KPMG are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

          The following table presents aggregate fees for professional services rendered by KPMG in fiscal years 2012 and 2013 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000’s)

	2012	2013
Audit Fees(1)	$1,349	1,478
Audit-Related Fees(2)	17	15
Tax Fees(3)	25	27
All Other Fees(4)	115	–
Total fees	$1,506	$1,520

(1)	Includes annual audit of consolidated financial statements, certain statutory audits, Sarbanes-Oxley Section 404 attestation services, and other filings with the Securities and Exchange Commission.
(2)	Audit-related fees consist of fees for audits of our employee benefit plan.
(3)	Tax fees consist of fees for tax compliance and tax consultation services.
(4)	All other fees for fiscal 2012 are related to an enterprise risk management assessment.

          The amounts in the table do not include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

          The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

          The Audit Committee is presently composed of four directors who are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Board of Directors”).

          Management is responsible for our internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

          Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

          In reviewing our fiscal 2013 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61. KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

          Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gail P. Steinel (Chair)	Jean-Lou Chameau	David J. Anderson	David D. Johnson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

          We are a leading global supplier of test systems and industrial position sensors. Our operations are organized and managed in two business segments, the Test segment and the Sensors segment. The Test and Sensors segments represented approximately 85% and 15%, respectively, of our revenue for fiscal 2013. Sales outside of the United States, including export sales from U.S. businesses, accounted for approximately 75% of our revenue in fiscal 2013.

          Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2013 as approved by the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”), with counsel from its independent compensation consultant, Towers Watson:

•	Strong Performance-Based Compensation Awards and Payouts. Our executive compensation is tightly linked with performance.

•

As with past years, we adopted an Executive Variable Compensation (“EVC”) Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial objectives for fiscal 2013, recommended by the Committee and approved by the Board, that are designed to challenge the named executive officers to high performance.

	•	The Committee actively considers the impact of unusual or one-time events on our financial performance in setting the performance goals under the EVC Plan.

•

As named executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company, business unit, and individual performance.

•

The Committee targets annual base salaries around the median base salaries of salary survey data, with the EVC Plan designed to allow the named executive officer to earn above-target compensation only when the named executive officer delivers, and as a Company we deliver, performance that is also above target.

•

Long-Term Incentive Awards that Provide Value to the Shareholders as Well as the Executive. During fiscal 2013, the Committee changed the timing of the annual equity award grants from July to December so that the grants will be made in conjunction with the executives’ performance reviews and will therefore be more closely aligned with individual and company performance. The new grant schedule also coincides with the Committee’s decisions about cash compensation, which will facilitate more cohesive decision making about each executive’s total direct compensation. As a consequence of this timing shift, the only equity awards made to a named executive officer during fiscal 2013 were the inducement grants of options and restricted stock units made to Mr. Bachrach when he joined the Company as our new Senior Vice President, Sensors. Annually, the Committee reviews the mix of equity awards delivered to executive officers and structures awards in the way it believes will most effectively drive long-term growth objectives. For the fiscal 2014 grant made in December 2013, the Committee decided to continue granting equity awards to the executive officers in an even mix of stock options and restricted stock units because it believes that this award structure provides balanced growth-oriented incentives aligned with our shareholders’ interests.

•

Appropriate Comparisons. As part of our salary structure analysis, we compare market data, adjusted for revenue size, to current base salaries. As in past years, the Committee conducted a proxy review based on comparator companies and then had Towers Watson review management’s processes for setting salary ranges for our U.S.-based named executive officers.

•

Stock Ownership Expectations. Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for executive officers, which are reviewed annually by the Committee.

•	Emphasis on Quality Compensation Practices. We renewed our commitment to several significant compensation practices that we believe contribute to good governance.

•

Our EVC Plan and 2011 Stock Incentive Plan both contain a recoupment, or “clawback,” provisions. These clawback provisions require a named executive officer to forfeit and allow us to recoup any payments or benefits received by the named executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the named executive officer.

•

The compensation consultant is retained directly by and reports to the Committee. The compensation consultant does not provide any services to management personally and had no prior relationship with any of our named executive officers.

•

Change in Control and Severance Arrangements. We have entered into Change in Control Agreements with all of our U.S.-based named executive officers in order to attract and retain our key talent, to remain competitive with the marketplace, and to ensure that they focus on the interests of shareholders in the face of uncertainties that could arise in connection with a potential merger or acquisition. In addition, we have entered into Severance Agreements with our most recently hired named executive officers that provide severance benefits upon a termination of employment other than voluntary resignation without good reason or termination by the Company for cause. These agreements are in line with benefits that are typically provided in the market to attract and retain new executives. In order to promote consistent, transparent and market-competitive treatment across the whole executive team, as well as increasing the Company’s flexibility in being able to change the terms of such arrangements, we adopted an Executive Severance Plan and an Executive Change in Control Severance Plan on September 30, 2013 that came into effect in fiscal 2014. Going forward, these plans will be used instead of individual agreements.

Named Executive Officers in Fiscal 2013

          Our named executive officers for fiscal 2013 consist of the following persons, including our Chief Executive Officer, our Chief Financial Officer, and our Company’s three other mostly highly paid executive officers serving as such at the end of the fiscal year, and a former executive officer who would have been in the latter category had he been serving as an executive officer at the end of the fiscal year:

•	Jeffrey A. Graves, Chief Executive Officer;

•	Susan E. Knight, Senior Vice President and Chief Financial Officer;

•	William E. Bachrach, Senior Vice President, Sensors (as of March 11, 2013);

•	Arthur R. Baker III, Senior Vice President and Chief Technology Officer (had served as General Manager, Test during fiscal 2013);

•	Steven G. Mahon, Senior Vice President, General Counsel and Chief Compliance Officer; and

•	Joachim Hellwig, Former Senior Vice President, Sensors.

Executive Compensation Philosophy and Objectives

          Our philosophy for compensating all employees, including our executives, is to provide cash compensation that is competitive in the job markets in which we compete for employees and variable compensation that fluctuates based on performance and the results of established objectives. Compensation levels for the named executive officers reflect base salary for the executive’s role at our Company, the market value of the position and performance in that position, and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy. To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and the Company as a whole achieve specific business goals or when stellar individual performance is demonstrated. Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

          We structure our compensation components to support our overall compensation philosophy and the following objectives:

•	establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibility and work performance;

•	maintain a compensation program that will enable us to attract and retain qualified and competent executives;

•	provide flexibility within the compensation program to meet changing competitive and economic conditions;

•	maintain equitable and consistent relationships between positions within the Company;

•	ensure that compensation policies and practices are consistent with effective risk management; and

•	align executive and shareholder interests.

We believe our compensation philosophy and objectives reflect a responsible balance of competitive compensation, sound risk management and accountability to shareholders.

Information Used in the Compensation Process

          Compensation Consultant

          Under the Committee’s charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other advisors as it deems necessary to carry out its responsibilities. For assistance with fiscal 2013 compensation decisions, the Committee engaged Towers Watson to provide it with information regarding compensation of executive officers, non-executive officers and directors. Specifically, Towers Watson was asked by the Committee to (1) review the analysis prepared by our management of executive compensation for each cash component of compensation (base salary and short-term incentive compensation) and provide feedback regarding management’s analysis of compensation-related data; (2) provide information regarding competitive values and structures of long-term incentive compensation; (3) provide information regarding competitive practices associated with change in control and executive severance arrangements; and (4) review and provide information on the comparator group used to confirm survey data related to some of our named executive officer positions.

          Determining Competitive Compensation

          The Committee annually assesses “competitive market” compensation for each component of compensation using a number of sources.

          The Committee went through much the same process as in prior years reviewing relevant information relating to base salaries. For fiscal 2013, as in past years, our management developed a base salary benchmark tool for the Committee based upon executive salary survey data that was adjusted for comparability by business, revenue, executive position, and age of data. In setting salaries for fiscal 2013, executive salary survey data for U.S.-based executives was obtained from Towers Watson’s 2012 Data Services Survey Report on Top Management Compensation and Mercer’s 2012 Executive Compensation Survey; survey data that are specific to Germany, where Mr. Hellwig resides, were used to help establish his salary. The results of the benchmark tool were then referenced against proxy compensation data from our comparator group, described below, which is used as a supplemental data source. Towers Watson then reviewed the benchmark tool to give the Committee feedback regarding the methodology.

          For each position, the base salary benchmark tool produces a median and a competitive salary range, with the minimum and maximum end of the range at approximately 80% and 120% of the median, respectively. The Committee used the benchmark tool to assess the median and range of competitive salaries for fiscal 2013 and compared these to the base salaries for the named executive officers to determine the need for adjustments.

          Our direct competitors are either privately owned companies or business units within much larger public companies. A broad and reliable base of compensation data from these companies is not readily available. Accordingly, the comparator group we use to confirm the base salary data from our benchmark tool consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent. Our comparator group is reviewed on an annual basis by the Committee. Our comparator group used when determining fiscal 2013 compensation consisted of the following companies:

Actuant Corporation	Graco, Inc.
Arctic Cat Inc.	Hurco Companies Inc.
Axcelis Technologies Inc.	Measurement Specialties Inc.
Badger Meter Inc.	Methode Electronics, Inc.
Brooks Automation Inc.	Mettler-Toledo International Inc.
Cabot Microelectronics Corp	MKS Instruments Inc.
Cognex Corporation	Moog Inc.
Cohu Inc.	National Instruments Corporation
CTS Corporation	Perceptron Inc.
CyberOptics Corporation	Symmetricom Inc.
ESCO Technologies Inc.	Tennant Company
FARO Technologies Inc.	Teradyne Inc.

          For short-term cash incentive compensation, which was delivered to the named executive officers through the EVC Plan, the Committee also reviewed market data and executive salary survey information that had been compiled and adjusted by management and Towers Watson. For each of the named executive officers, other than Mr. Hellwig, the Committee compared the target amounts under the EVC Plan for fiscal 2013 to the survey information relating to the median amount of non-salary cash compensation paid to executive officers as a percentage of base salary.

          Additionally, Towers Watson prepares for the Committee an annual analysis of long-term equity incentive compensation. The analysis includes a market review of our equity grant structure, comparing the value of our long-term incentive award guidelines to market data. The Committee changed the timing of the annual equity award grants, however, from July to December so that the grants are made in conjunction with the executives’ performance reviews and are, as a result, more closely aligned with individual and company performance. Therefore, the annual analysis was conducted in the first quarter of fiscal 2014. Comparative information was obtained from the Towers Watson CSR Top Management Compensation Survey for companies with revenues of less than $1 billion. The Committee used this data to establish competitive guideline ranges and median values for equity awards made in December 2013 to the named executive officers.

          Role of Management

          In determining compensation for executive officers, other than the Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance evaluations. The Chief Executive Officer also recommends to the Committee the base salary for all executive officers (other than his own) and, in developing his recommendations, may request input from the Chief Human Resources Officer from time to time relating to the compensation of those executive officers. The Chief Executive Officer, Chief Financial Officer and the Chief Human Resources Officer develop recommendations for the Committee regarding the financial performance goals under the EVC Plan and the minimum, target and maximum levels of achievement of the performance goals. The Chief Executive Officer, Chief Human Resources Officer, and General Counsel/Chief Compliance Officer are invited to attend meetings of the Committee from time to time. No executive officer attends any independent director executive session of the Committee or is present during deliberations or determination of his or her compensation.

          The Committee establishes the compensation for the executive officers, other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Committee makes recommendations to the independent directors of the Board of Directors.

          Shareholder Vote

          At our last annual meeting of shareholders held on February 5, 2013, we asked our shareholders to approve, by advisory vote, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that annual meeting. The proposal was approved by our shareholders with a “for” vote of more than 98% of the votes cast. In light of the overwhelming approval by our shareholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the shareholder vote. The Committee continues to evaluate and adjust the Company’s compensation practices as it deems appropriate to advance the best interests of the Company and its shareholders.

Components of Compensation

          During fiscal 2013, the components of our executive compensation program consisted of base salary, short-term cash incentive, broad-based benefits and other perquisites. Annual long-term equity incentive awards were not made during fiscal 2013 because of the shift in timing from July grants to December grants in order to align the grants with the timing of annual performance reviews, but long-term equity incentives remain an important element of our executive compensation program. The named executive officers were eligible to participate in the same benefit programs as were available to our other salaried employees working in the same countries.

          In the following table we have outlined our main objectives regarding:

•	Why we choose to pay each component;

•	The basis for payment of each component or what each component is designed to reward; and

•	How we determine the amount for each component.

Element of Compensation	Why Component Is Paid & Basis for Component			How Component Is Determined for Named Executive Officers

Base Salary	To provide a fixed level of competitive income, based on:			Within range of competitive pay, targeted to median of market data

	•	the individual’s scope of responsibility

	•	the individual’s level of performance and experience

Short-Term Cash Incentive	To provide focus and rewards for achievement of fiscal year financial goals:			Performance based

	•	EVC Plan, with Committee-determined performance goals and minimum/target/maximum levels of achievement for each named executive officer

	•	Performance goals for Corporate and Test for fiscal 2013:

		—	Earnings Per Share (“EPS”) weighted at 30%

		—	Earnings Before Interest and Taxes (“EBIT”) weighted at 30%

		—	Revenue weighted at 25%

		—	Orders weighted at 15%

	•	Performance goals for Sensors for fiscal 2013:

		—	EPS weighted at 30%

		—	EBIT weighted at 30%

		—	Revenue weighted at 40%

Element of Compensation	Why Component Is Paid & Basis for Component		How Component Is Determined for Named Executive Officers

Long-Term Equity Incentive	To provide an incentive for delivering long-term shareholder value, to align interests of executives and shareholders, and to retain executives

Value of equity awards designed to be within the range of competitive pay, targeted to median of market data; shift in timing of grant from July to December facilitates aligning award values with individual and company performance during the fiscal year

	•	Value of awards determined with reference to grant guideline ranges

	•	Value based on recipient’s responsibilities, individual performance, previous awards granted and progress toward satisfying the stock ownership guidelines

	•	Delivered through a combination of stock options and restricted stock units (“RSUs”), each vesting in equal installments over a 3-year period

Benefits	To provide competitive retirement and health benefits		Based upon competitive market

U.S.-based named executive officers participate in most of the same benefit plans made available to our other U.S.-based salaried employees. They include:

	•	Retirement savings plan with a Company match and annual fiscal year contribution as a percentage of earnings

	•	Disability and life insurance

	•	Health and welfare (medical, vision and dental)

U.S.-based named executive officers also are eligible to participate in our non-qualified Executive Deferred Compensation Plan, which allows us to provide non-qualified benefits that are identical to the tax-qualified plan benefits but on income above the allowable level of the qualified plans.

Perquisites	To provide limited executive perquisites

	•	All of our named executive officers receive a car allowance	Based upon competitive market and, in the case of the physical examinations, to promote vitality and succession interests in the executive team

	•	Any named executive officer who receives an executive physical examination can be reimbursed for amounts not covered by insurance up to $3,000

Determining Mix of Compensation

          The Committee does not have a set policy or formula for weighting the elements of compensation for each named executive officer. Instead, the Committee considers market factors relevant to that executive and his or her tenure, role within the Company and contributions to the Company’s performance. In general, as named executive officers assume greater responsibility, a larger portion of their total cash compensation is payable as short-term cash incentive, which is variable based on performance, as opposed to base salary, and a larger portion of their total direct compensation (that is, compensation other than benefits and perquisites) comes in the form of long-term equity incentive.

Fiscal 2013 Base Salaries

          The Committee determines base salaries for named executive officers, other than the Chief Executive Officer, and makes recommendations to the independent directors of the Board regarding the base salary of the Chief Executive Officer. These recommendations are based upon a number of factors, including competitive salaries and individual performance. Annual recommendations for executive officers are made in November of each year, and any resulting adjustments to base salaries take effect in the following January.

          As in prior years, the Committee reviewed base salary datasets developed by our management and Towers Watson as the Committee considered adjustments to base salaries for fiscal 2013. These datasets provided the Committee with information regarding a median level of base salary for each named executive officer position and a range of competitive base salaries.

          Additionally, we have a systematic approach for evaluating the performance of our executive officers, with base salary adjustments affected primarily by the performance evaluation for the prior fiscal year. The process begins by establishing specific, individualized performance goals at the beginning of the fiscal year for each executive officer, as well as identifying or reaffirming the core competencies of the position. The Chief Executive Officer proposes individual performance goals for himself that are reviewed by the Committee and approved by the independent members of the Board. The Chief Executive Officer works with each of the other named executive officers to establish appropriate performance goals for that individual. These individual performance goals relate to our customers and our market, organizational improvements, and financial measures.

          The Chief Executive Officer regularly provides reports and updates throughout the year regarding his progress toward achievement of these individual performance goals. The performance of the executive officer is assessed by the independent directors of the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer, in the case of the other executive officers. As part of this performance review, the independent directors of the Board or the Chief Executive Officer, as the case may be, considers the executive officer’s demonstration of competencies of that executive’s role and achievement of the individual performance goals established for that fiscal year.

          The following table shows the base salaries for the named executive officers for fiscal 2013, as well as the proximity of the fiscal 2013 base salary to the median of the market data for the same or similar position.

Named Executive Officer	Fiscal 2013 Annualized Base Salary	Fiscal 2013 Annualized Base Salary as a Percent of Median of Base Salary Comparable
Jeffrey A. Graves	$618,000	101%

Susan E. Knight	$350,000	111%

William E. Bachrach	$300,000	107%

Arthur R. Baker III	$300,000	95%

Steven G. Mahon	$335,000	106%

Joachim Hellwig (1)	€253,513	106%

(1)	Annualized base salary in euros for fiscal 2013 is approximately $338,960, using an exchange rate of $1.33705.

Design of EVC Plan and Review of 2013 Performance

          Under the EVC Plan, all of the named executive officers were eligible for cash bonuses depending upon our financial performance as compared to set performance goals and market competitive short-term incentive targets appropriate to their position. Mr. Bachrach became a participant in the EVC Plan when he joined the Company in March 2013. Under the terms of his Letter Agreement, he was guaranteed a minimum payout equal to 50% of the base salary he earned in fiscal 2013 but could receive a higher amount if performance under the plan warranted it. Under the terms of Mr. Hellwig’s Termination Agreement, he continues to be employed by the Company until March 31, 2014 and is entitled to receive his salary and all variable compensation provided under his employment agreement until that termination date. Accordingly, he was eligible to receive a payout under the EVC Plan even though he was no longer an executive officer at the end of the fiscal year.

          The Committee determined the performance goals under the EVC Plan as part of our annual planning process and selected these performance goals critical to our success in fiscal 2013. The Committee believes the combination of performance goals selected for the EVC Plan provides an appropriate balance between earnings-related and growth goals while also focusing on shareholder value. The following is a summary of the performance goals and their relative weighting for the named executive officers:

Goal	Description	Weight for Messrs. Graves, Baker and Mahon and Ms. Knight	Weight for Messrs. Hellwig and Bachrach

EPS	Earnings per share for fiscal 2013	30%	30%

EBIT	Earnings before interest and taxes for fiscal 2013	30%	30%

Revenue	Revenue for fiscal 2013	25%	40%

Orders	The total contractual intentions to sell products and services in fiscal 2013	15%	—

          For Messrs. Graves and Mahon and Ms. Knight, all performance goals were total Company measures. For Messrs. Baker, Hellwig and Bachrach, the EPS performance goal was a total Company measure, but the remaining measures were determined based upon achievement by the Test or Sensors segment, as applicable. The Committee established performance goals based on segment (rather than total Company) performance for these executives to reflect their accountability for the performance of that segment. The Committee also believes that the leader of the segment has a meaningful opportunity to directly impact the achievement of the performance goals through his individual performance as the leader of that segment. In addition, the Committee weighted the performance goals for Messrs. Hellwig and Bachrach differently than for the other named executive officers by shifting the portion that was assigned to Orders for the other EVC Plan participants to Revenue. The Committee made this shift because the relatively quick turn of product orders in the Sensors segment makes revenue a more meaningful measure of segment performance.

          The Committee also established minimum, target and maximum levels of achievement for each of the performance goals. Target levels of achievement of each performance goal were set based on the expected results for fiscal 2013 under our annual operating plan. The performance levels for minimum payout amounts were set at 85% of expected results under the plan, and the performance levels for maximum payout amounts were set at 120% of expected results.

          Achievement of any of the performance goals at less than target level would result in a decreasing bonus until the achievement fails to meet the minimum performance level. Minimum performance represents the level above which 50% payout would begin and below which the named executive officer would be entitled to no payout relating to that goal. Regardless of the achievement as compared to the performance goals, payouts relating to each performance goal under the EVC Plan were capped at two times and therefore, no participant could receive a payout more than 200% of the weighting assigned to that performance goal.

          In addition, since the Committee believes the EPS performance goal provides a strong link between the incentive program and shareholder value, if the target level of EPS achievement was not met, EVC Plan participants would be limited to target payout under the plan regardless of the results of other performance goals. Within this provision of the EVC Plan, if the EPS target is not met an executive may receive a payout in excess of 100% for an individual performance goal so long as the executive’s payout under the EVC Plan is not in excess of 100% of target, in the aggregate.

          The table below shows the bonus amounts as a percentage of their respective base salaries that would be earned by the named executive officers under the EVC Plan upon our achievement of the target and maximum for each performance goal.

Named Executive Officer	% of Fiscal 2013 Base Salary at Target Achievement	% of Fiscal 2013 Base Salary at Maximum Achievement

Jeffrey A. Graves	70%	140%

Susan E. Knight	50%	100%

William E. Bachrach	50%	100%

Arthur R. Baker III	50%	100%

Steven G. Mahon	50%	100%

Joachim Hellwig	40%	80%

          The differences among the named executive officers of the cash incentive opportunity at the target level was primarily a function of their position within our Company and the corresponding grade level assigned to that position. Named executive officers with the same grade level were assigned the same cash incentive opportunity at the target level. The Committee usually sets the cash incentive opportunity at the target level at the same percentage for the same positions each year, with adjustments being made annually to the other primary factors affecting payout under the EVC: base salaries and the performance goals. However, the Committee reviews, primarily for trend information, data from our compensation survey analysis and our group of comparator companies relating to short-term compensation earned by executive officers in comparable positions and makes adjustments to the percentage of base salary that will be earned by our executive officers at target achievement as appropriate.

          The table below sets forth for fiscal 2013 the corporate minimum, target, and maximum levels for each performance goal as established under the EVC Plan, as well as the actual achievement of that performance goal for fiscal 2013 and the percentage of the target level of that achievement.

Corporate Goal (1)	Threshold(2)	Target	Maximum	Result	Percent of Target Performance Achieved
EPS	$3.43	$4.03	$4.84	$3.64	90%

EBIT (in 000)	$81,175	$95,500	$114,600	$79,588	83%

Revenue (in 000)	$500,650	$589,000	$706,800	$569,439	97%

Orders (in 000)	$517,650	$609,000	$730,800	$567,418	93%

(1)

Specific performance goals for the Test and Sensors segments and their corresponding minimum, target and maximum amounts are not disclosed due to the competitive harm of such disclosure. For 2013, the Committee followed the same pattern in setting segment-specific performance levels as for setting the corporate performance levels: minimum is equal to 85% of the expected results under the applicable segment’s annual plan, target is equal to expected results, and maximum is equal to 120% of expected results.

(2)	Represents the hurdle performance required at which 50% payout begins.

          Based on the results for fiscal 2013, the payouts to each named executive officer under the EVC Plan by performance goal were calculated as follows based upon their respective fiscal 2013 base salaries:

		Named Executive Officer and Payout Attributable to Performance Goal(1)
Performance Goal	Percent of Target Payout Achieved	Jeffrey A. Graves	Susan E. Knight	Arthur R. Baker III(2)	Joachim Hellwig(2)(3)	Steven G. Mahon
EPS	68%	$87,117	$35,248	$30,073	$27,551	$33,724

EBIT	0%	—	—	$24,346	—	—

Revenue	89%	$95,306	$38,561	$35,490	$31,550	$36,894

Orders	77%	$49,689	$20,105	$17,760	—	$19,235

Total	—	$232,112	$93,914	$107,669	$59,102	$89,853

Total as % of Target		54%	54%	72%	44%	54%

(1)	Mr. Bachrach’s Letter Agreement provided for a guaranteed minimum payout of 50% of base salary paid for fiscal 2013, which resulted in a payout of $80,769.

(2)

Achievement of the performance goals relating to EBIT, Revenue and Orders for corporate performance for fiscal 2013 does not apply to Mr. Baker or Mr. Hellwig. Amounts attributable to each of these measures represent amounts attributable to actual achievement in fiscal 2013 by the Test segment and Sensors segment, respectively, of the performance goal noted.

(3)	Currency converted from euros to U.S. dollars using the average exchange rate of $1.33705 for fiscal 2013.

Long-Term Incentive Awards Granted in December 2013

          The Committee’s historical practice with respect to long-term incentive (“LTI”) grant timing had been to make annual grants in early July based on decisions made at its May meeting. During fiscal 2013, the Committee moved the discussion of LTI awards from May to November. This change streamlined the process of holistically evaluating all elements of direct pay (base salary, short-term cash incentive and LTI) in order to examine how these pay elements interact to produce a competitively positioned total pay opportunity and drive pay-for-performance alignment under a variety of performance scenarios.

          Moving the discussion of LTI awards from May to November resulted in LTI grants being delayed from July to December. Given that our fiscal year ends in September, this change resulted in our effectively skipping an LTI grant in fiscal 2013. By the time we made an LTI award in December 2013 (our fiscal 2014), 17 months had passed since our most recent prior award in July 2012. To make LTI program participants whole for the delayed grant, after determining nominal LTI award values, the Committee multiplied that nominal value by an adjustment factor of 1.4. The adjustment factor was calculated by dividing the number of months that had elapsed since the prior LTI grant (17 months) by the number of months typically separating successive LTI awards (12 months). Going forward we anticipate continuing with the new LTI award schedule of granting awards in early December and there will no longer be a need to adjust awards.

          The annual long term-incentive awards granted on December 4, 2013 consisted of stock options and restricted stock units granted at the discretion of the Committee for the executive officers other than the Chief Executive Officer and approved by the independent directors of the Board for the Chief Executive Officer.

          The awards were weighted 50% of the value in stock options and 50% of the value in restricted stock units. In determining the number of stock options to grant, the Committee reviewed the stock options based on an average of the Black Scholes values over the last three years. This methodology was employed in order to reduce the effects of stock price and interest rate volatility over the recent past and reduce the magnitude of year-to-year changes in the number of stock options awarded. A more stable option grant size (in terms of the number of options) also sends a signal that pay realized from stock option grants will be more sensitive to future stock price appreciation and less sensitive to past stock price volatility. This approach, however, causes the accounting value of the stock options that will be shown in the Summary Compensation and Grants of Plan-Based Awards tables to differ from the value of RSUs, which would otherwise be unexpected with an equal-weighted mix of options and RSUs.

          The following table shows for each of the named executive officers the number of shares underlying the equity awards and the aggregate value of the awards granted in December 2013.

Named Executive Officer	Number of Shares Underlying Stock Options	Number of Restricted Stock Units	Aggregate Value of Awards

Jeffrey A. Graves	68,241	10,462	$1,358,000

Susan E. Knight	16,884	2,589	$336,000

William E. Bachrach	12,312	1,888	$245,000

Arthur R. Baker III	9,005	1,381	$179,200

Steven G. Mahon	16,181	2,481	$322,000

          The options are all non-qualified stock options that vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant and expire seven years after the date of grant. The Committee extended the exercise period from five years, which it had historically used, to align the awards with prevalent market practice. The restricted stock units vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant.

Compensation Policies

          Equity Incentive Grant Policy. The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity incentives. Accordingly, the Committee has developed a formal policy relating to the grant of equity incentives. Our policy is that grants of equity incentives, other than new hire grants, will be made by the Committee once per year as described above. Equity incentive awards to our Chief Executive Officer are approved by the independent directors of the Board following a recommendation by the Committee. Our policy is that the grant date for awards made by the Committee to new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first business day prior thereto in which the market is open.

          Under our 2011 Stock Incentive Plan, the Committee may delegate authority to make awards to a subcommittee consisting only of independent directors or to one or more executive officers. The Committee has delegated authority to the Chief Executive Officer to make awards of stock options, restricted stock units or a combination of stock options and restricted stock units, other than to our executive officers. This delegation is subject to a maximum number of shares and other restrictions.

          Executive Compensation Clawback Policy. We added a recoupment or “clawback” provision to our EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders. Our 2011 Stock Incentive Plan contains a similar provision. These clawback provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the executive officer.

          Stock Ownership Guidelines. To align our executive officers’ interests with our shareholders’ interests, the Committee expects our executive officers to acquire significant equity ownership in the Company. Accordingly, we have adopted stock ownership guidelines requiring each executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as an executive officer or within five years of change in executive officer status resulting in an increased required level of ownership. The minimum equity ownership levels as a multiple of base pay are as follows: five times for the Chief Executive Officer; three times for the Chief Financial Officer and any Senior Vice President; and one time for other executive officers.

          Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership. Our independent directors are expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual cash retainer.

          The Committee reviewed the progress of the executive officers and directors toward the ownership guidelines as of the end of fiscal 2013 and determined that all of the executive officers and directors either met the ownership guidelines as required or were on track for meeting the ownership guidelines within the established timeframes.

          Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer), unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of the Company and our shareholders. Under some circumstances, this practice may require us to pay compensation that is not deductible under Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible.

Compensation Committee Report

          The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Barb J. Samardzich (Chair)	Gail P. Steinel

Risk Considerations in Our Compensation Programs

          In fiscal 2013, management and the Compensation Committee continued to focus on responsible pay practices designed to produce positive results for the Company and its shareholders without encouraging excessive or inappropriate risk-taking. The Compensation Committee’s analysis identified the following components of our compensation programs that it believes effectively reduce risk without reducing incentives:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•

Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

•

The metrics used to determine the amount of a participant’s bonus under our short-term incentive plans focus on a combination of Company-wide metrics and business unit performance using a balance of top and bottom line growth measures;

•	Our bonus plans impose threshold and maximum payout levels on bonus awards to ensure that we are rewarding desired performance and limiting windfalls;

•	Commission-based plans are aligned to drive business growth and support achievement of short- and long-term strategic objectives;

•	Incentive programs for executive officers include clawback provisions and allow the use of negative discretion;

•	Our stock ownership guidelines encourage a prudent contribution to shareholder value and discourage excessive risk taking; and

•	Our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

          Based on the Company’s use of these programmatic safeguards and on the Committee’s continued review of the Company’s incentive compensation policies and practices for all of the Company’s worldwide locations, the Committee concluded in fiscal 2013 that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Conflict of Interest Analysis

          Our Compensation Committee has considered the relationships that its compensation consultants have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity, and has determined that the work performed by its compensation consultants has raised no conflicts of interest.

Summary Compensation Table

          The following table sets forth the cash and non-cash compensation with respect to each named executive officer during the prior three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings(4) ($)	All Other Compen-sation(5) ($)	Total ($)

Jeffrey A. Graves	2013	612,467	—	—	—	232,112	—	27,723	872,302
President and Chief	2012	230,768	461,538	689,074	236,605	—	—	130,122	1,748,107
Executive Officer

Susan E. Knight	2013	346,930	—	—	—	93,914	—	27,723	468,567
Senior Vice	2012	337,963	—	144,525	90,400	156,496	—	27,359	756,743
President, Chief	2011	330,352	—	—	151,139	189,970	—	26,886	698,347
Financial Officer

William E. Bachrach	2013	161,538	100,769	123,233	68,375	—	—	15,167	469,082
Senior Vice
President, Sensors

Arthur R. Baker III	2013	295,998	—	—	—	107,669	—	27,723	431,390
Senior Vice	2012	281,768	—	78,760	49,310	112,707	—	28,682	551,227
President and Chief
Technology Officer

Steven G. Mahon	2013	331,926	50,000	—	—	89,853	—	27,723	499,502
Senior Vice	2012	315,000	100,000	231,563	198,458	145,863	—	21,324	1,012,208
President, General
Counsel and Chief
Compliance Officer

Joachim Hellwig(6)	2013	338,960	—	—	—	59,102	17,159	45,385	460,606
Former Senior Vice	2012	319,956	—	78,760	49,310	31,916	16,335	31,681	527,958
President, Sensors	2011	329,135	—	—	113,354	126,949	19,502	40,535	629,475

(1)

Amounts for Mr. Graves include an inducement cash bonus ($300,000) plus the guaranteed minimum EVC Plan payout of 70% of base salary paid for fiscal 2012 ($161,538). Amounts for Mr. Mahon represent inducement cash bonuses, which were paid over two fiscal years. Amount for Mr. Bachrach includes an inducement cash bonus ($20,000) plus the guaranteed minimum EVC Plan payout of 50% of base salary paid for fiscal 2013 ($80,769).

(2)

Amounts represent the aggregate grant date fair value of restricted stock units and stock options that were granted in each fiscal year as computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 28, 2013. Annual long-term equity incentive awards were not made during fiscal 2013 because of the shift in timing from July to December grants in order to align the grant with the timing of annual performance reviews.

(3)	Represents amounts awarded for fiscal 2013 performance under the EVC Plan and paid out in the first quarter of fiscal 2014.

(4)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

(5)	These amounts include all other compensation as described in the following table:

Supplemental Table to the “All Other Compensation” Column

	Retirement Plan
Name	Match $	Fiscal Year Contribution $	Car(a) $	Payment for Unused Vacation(b) $	Life Insurance Premiums $	Total $

Jeffrey A. Graves	7,500	11,697	8,040	—	486	27,723
Susan E. Knight	7,500	11,697	8,040	—	486	27,723
William E. Bachrach	4,275	5,939	4,690	—	263	15,167
Arthur R. Baker III	7,500	11,697	8,040	—	486	27,723
Joachim Hellwig	—	—	13,103	32,282	—	45,385
Steven G. Mahon	7,500	11,697	8,040	—	486	27,723

	(a)	Represents cash car allowance for Messrs. Graves, Bachrach, Baker and Mahon and Ms. Knight, and all expenses for Mr. Hellwig (as required by Mr. Hellwig’s employment agreement).

	(b)	Represents cash payment to Mr. Hellwig for unused vacation (as required by his employment agreement).

(6)	Currency converted from euros to U.S. dollars using the average exchange rate of $1.33705 for fiscal 2013.

Grants of Plan-Based Awards in Fiscal 2013

          As reflected in the table below, most of the named executive officers received only one type of plan-based award for their service in fiscal 2013: a cash award under our EVC Plan, payable in the first quarter of fiscal 2014. Mr. Bachrach also received inducement equity awards as a new hire in the form of stock options covering 6,750 shares and 2,250 restricted stock units granted under the MTS Systems Corporation 2011 Stock Incentive Plan.

          EVC Awards

          Under our EVC Plan, the named executive officers may receive cash payouts after the completion of each fiscal year if specified performance goals established at the beginning of the fiscal year are attained. For each named executive officer, a cash incentive amount, expressed as a percentage of his or her base salary, is established for performance at each of the target and maximum levels. The EVC Plan awards for fiscal 2013 were structured so that the cash incentive paid to each named executive officer would be 0% to 200% of the payout level established for performance at the target level for each goal.

          Information about the potential payout levels established for each named executive officer and the nature and weighting of the goals selected for fiscal 2013 can be found under “Compensation Discussion and Analysis.” The actual amounts paid pursuant to our EVC Plan for fiscal 2013 performance are listed in the “Non-Equity Incentive Plan Compensation” column to the Summary Compensation Table.

          Stock Options

          Consistent with the provisions of our Stock Incentive Grant Policy, the stock options granted to Mr. Bachrach as a new hire were granted on the 15th day of the month following the month when his employment with the Company commenced. The exercise price of the options is the fair market value of a share of our common stock on that day, as determined under our 2011 Stock Incentive Plan (the last reported sales price on the NASDAQ Global Select Market). The stock options granted to Mr. Bachrach will become exercisable and vest in incremental installments of one-third per year, commencing on the first anniversary of the date of grant, and have a term of five years.

          Unless an option holder is terminated for cause, vested stock options are exercisable for 90 days after the termination of the option holder’s employment, or 180 days upon death, disability or retirement. If an option holder’s employment is terminated for cause, as defined in our 2011 Stock Incentive Plan, all unexercised options will immediately terminate. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested options as it deems appropriate.

          These stock options would become fully exercisable upon the occurrence of a change in control as defined in our 2011 Stock Incentive Plan unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may require options be exercised prior to the change in control and may pay cash or other securities to cancel awards in connection with the change in control.

          Restricted Stock Units

          Consistent with the provisions of our Stock Incentive Grant Policy, the restricted stock units granted to Mr. Bachrach were granted on the 15th day of the month following the month when his employment with the Company commenced. The restricted stock units will become exercisable and vest in incremental installments of one-third per year, commencing on the first anniversary of the date of grant.

          If a unit holder’s employment is terminated, the unvested units will be forfeited. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested units as it deems appropriate.

          These restricted stock units would become fully exercisable upon the occurrence of a change in control as defined in our 2011 Stock Incentive Plan unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may pay cash or other securities to cancel awards in connection with the change in control.

          Grants to named executive officers of plan-based awards in Fiscal 2013 are set forth in the table below.

Name	Grant Date	Approval Date	Award Type(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
				Threshold(3) ($)	Target ($)	Maximum ($)

Jeffrey A. Graves	—	—	Cash	35,525	473,663	947,326	—	—	—	—
Susan E. Knight	—	—	Cash	13,413	178,835	357,670	—	—	—	—
William E. Bachrach	—	—	Cash	22,994	153,290	306,580	—	—	—	—
	4/15/2013	2/21/2013	Options	—	—	—	—	6,750	54.77	68,375
	4/15/2013	2/21/2013	RSUs	—	—	—	2,250	—	—	123,233
Arthur R. Baker III	—	—	Cash	11,250	150,000	300,000	—	—	—	—
Steven G. Mahon	—	—	Cash	12,838	171,170	342,340	—	—	—	—

(1)	The cash awards were made pursuant to the EVC Plan, and the grants of stock options and RSUs were made pursuant to the 2011 Stock Incentive Plan.

(2)	The EVC Plan performance goals for fiscal 2013 are described under “Compensation Discussion and Analysis – Design of EVC Plan and Review of 2013 Performance.”

(3)

Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance were achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.

(4)	Equal to the closing market value of shares on the grant date.

(5)

The grant date fair value of options is calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield. The grant date fair value of RSUs is calculated with reference to the fair market value of the underlying shares (the closing market value of shares on the grant date). See Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 28, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (1)				Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)
			Option Exercise Price ($)	Option Expiration Date
	Exercisable (#)	Un- Exercisable (#)
Name

Jeffrey A. Graves	9,597	19,193	39.38	7/2/2017
					11,866	755,271

Susan E. Knight	10,667	5,333	43.61	7/5/2016
	3,667	7,333	39.38	7/2/2017
					2,446	155,688

William E. Bachrach	—	6,750	54.77	4/15/2018
					2,250	143,213

Arthur R. Baker III	3,000	1,500	43.61	7/5/2016
	2,000	4,000	39.38	7/2/2017
					2,559	162,880

Joachim Hellwig	1,666	—	28.62	7/6/2015
	4,000	4,000	43.61	7/5/2016
	2,000	4,000	39.38	7/2/2017
					1,333	84,845

Steven G. Mahon	5,600	11,200	36.94	11/15/2016
	3,334	6,666	39.38	7/2/2017
					4,031	256,573

(1)	Stock options granted with a five-year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

(2)

The market value of unvested restricted stock units equals the closing price of our Common Stock on the NASDAQ Stock Market at fiscal year end ($63.65) multiplied by the number of shares or units. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(1) (#)	Value Realized on Vest(2) ($)

Jeffrey A. Graves	—	—	3,939	227,171
Susan E. Knight	9,500	311,972	1,519	88,178
William E. Bachrach	—	—	—	—
Arthur R. Baker III	16,500	458,025	1,032	60,018
Joachim Hellwig	21,834	477,334	1,233	71,568
Steven G. Mahon	—	—	1,346	72,301

(1)

For Mr. Graves, Ms. Knight, Mr. Baker and Mr. Mahon, the number of shares acquired equals the difference between the number of restricted stock units vested and the number of such units withheld by the Company to cover tax withholding requirements. The number of restricted stock units that vested before the withholding was 5,934 for Mr. Graves, 2,290 for Ms. Knight, 1,557 for Mr. Baker and 2,017 for Mr. Mahon. Mr. Hellwig did not have any restricted stock units withheld.

(2)	The value realized on the vesting of the restricted stock units is the fair market value of our Common Stock at the time of vesting.

Pension Benefits for Fiscal 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Joachim Hellwig	Employer Pension Commitment	N/A	268,198	—

(1)	Currency converted from euros to U.S. dollars using the conversion rate of $1.33705, which was the average exchange rate for fiscal 2013.

          Employer Pension Commitment for Joachim Hellwig. MTS Sensor Technologie GmbH & Co, KG (“MTS Sensors”), our wholly owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of €1,278 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse re-marry. MTS Sensors is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability. Upon becoming eligible for payments, Mr. Hellwig, or his wife in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments. There is no number of years credited service requirement to the benefit provided.

Non-Qualified Deferred Compensation

          Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we pay.

          Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar 2013 was 1.86%.

          At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

William E. Bachrach	7,500	—	34	—	7,534

(1)	Contributions were included in the amount reported in the “Salary” column of the Summary Compensation Table.

(2)

Earnings are determined on a calendar-year basis; earnings were 1.86% for 2013. This amount was not reported in the Summary Compensation Table because it does not represent above-market or preferential earnings.

Potential Payments Upon Termination or Change in Control

          Payments and benefits receivable by the named executive officers upon termination of employment or a change in control of our Company are governed by the arrangements described below.

          Termination Agreement with Mr. Hellwig

          We entered into a termination agreement with Mr. Hellwig on March 11, 2013 under which Mr. Hellwig remains an employee of our Company until March 31, 2014. As long as Mr. Hellwig is employed, he is entitled to continue to receive his salary and all variable compensation provided under his employment agreement. The termination agreement effectively amended the portion of Mr. Hellwig’s employment agreement that had required six months’ notice of termination of employment by providing Mr. Hellwig with a twelve-month extension of employment. Mr. Hellwig is not a party to a separate severance or change in control agreement and is not entitled to any additional payments or benefits upon his termination in March 2014.

          Expiring Change in Control Agreements

          We have entered into a Change in Control Agreement with each of the continuing named executive officers. The current term of these agreements is scheduled to expire on December 31, 2013, and they will not be renewed in light of the Executive Change in Control Severance Plan described below.

          The Change in Control Agreements provided for severance benefits upon an involuntary termination of employment without cause or a voluntary termination of employment for good reason within 24 months of a change in control, subject to the terms and conditions of the Change in Control Agreements. In such an event, the named executive officer would generally have been entitled to receive a lump-sum payment equal to two times his or her annual compensation. Annual compensation includes annual base salary, the average of the cash incentive payment made pursuant to the EVC Plan for the prior three fiscal years (excluding any guaranteed minimum payment made in accordance with an executive’s employment agreement), and certain other taxable elements of compensation paid in the 12 months preceding the termination. In addition, the executive would have been entitled to continuation of his or her benefits for a period of 18 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements. Receipt of benefits under these agreements was conditioned on compliance with non-compete provisions.

          New Executive Change in Control Severance Plan

          We adopted the Executive Change in Control Severance Plan on September 30, 2013, and the continuing named executive officers will be eligible to participate in the plan starting on January 1, 2014. The benefits provided under the plan are similar to those described above with respect to the individual agreements; the most material differences are that EVC Plan payments made for service during a partial fiscal year are not included in the calculation of the lump sum payment and an executive’s legal fees will not be reimbursed. As a condition to the receipt of such benefits, the executive may not render services to any entity offering any competing product for a period of two years following the date of termination unless the change in control was not approved by the Board.

          Current Severance Agreements with Messrs. Graves, Mahon and Bachrach

          We have also entered into Severance Agreements with Messrs. Graves, Mahon and Bachrach providing for severance benefits upon a termination of employment other than voluntary resignation without good reason or termination by the Company for cause, subject to the terms and conditions of the Severance Agreements, in a situation not covered by the Change in Control Agreements. The agreements with Messrs. Graves and Mahon have a term of two years and Mr. Bachrach’s agreement has a term of one year, in each case commencing with the executive’s employment. With certain exceptions, the severance benefits would consist of an amount equal to the executive’s annual base salary plus his target annualized cash incentive payment under the EVC Plan, generally payable over a 12-month period. As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination. In addition, payments to be paid under the Severance Agreement can be forfeited, or payments already made can be recaptured, if the executive engaged or engages in conduct detrimental to the Company while employed by the Company or during the two-year period following the termination of employment.

          New Executive Severance Plan

          We adopted the Executive Severance Plan on September 30, 2013, and the continuing named executive officers who are not currently party to a Severance Agreement became eligible to participate in the plan starting on October 1, 2013. Messrs. Graves, Mahon and Bachrach will each become eligible to participate in the plan at the expiration of his Severance Agreement’s term. Under the Executive Severance Plan, each executive would be entitled to receive, upon a qualifying termination of employment, cash in an amount equal to the executive’s annual base salary, generally payable over a 12-month period, and continuation of benefits for a period of 12 months. As a condition of the receipt of these benefits, the executive may not render services to any entity offering any competing product for a period of one year following the date of termination. In addition, payments to be paid under the Severance Agreement can be forfeited, and certain payments already made can be recaptured, if the executive engaged or engages in conduct detrimental to the Company while employed by the Company or violates the plan’s non-compete provisions.

          Equity Incentives

          Both of our 2006 Stock Incentive Plan and 2011 Stock Incentive Plan provide for acceleration of stock incentives upon a change in control if the awards have not been assumed or substituted by an acquiring entity. Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse. Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

          Short-Term Cash Incentives

          Under the terms of the awards made pursuant to the EVC Plan, if a named executive officer’s employment with the Company is terminated for any reason other than death before the end of the fiscal year on which the performance goals are based, the officer will not receive any payout under the EVC Plan. If a named executive officer dies during the fiscal year on which the performance goals are based, a prorated payout based on actual achievement of the performance goals at the end of the fiscal year will be made to the officer’s estate. Such a payout will be proportionately reduced based upon the time the officer was employed during the fiscal year.

          Estimated Payments for Named Executive Officers

          Assuming that a termination of employment and/or change in control occurred on September 28, 2013, the total compensation payable to the following named executive officers in accordance with the agreements that were in place at that time is as set forth in the table below.

	Termination of Employment in Conjunction with a Change in Control				Change in Control (without Termination of Employment)	Termination (without Change in Control)

Name	Cash Payment ($)(1)	Accelerated Vesting ($)(2)	Benefits ($)(3)	Total Value ($)	Accelerated Vesting ($)(2)	Cash Payment ($)(4)
Jeffrey A. Graves	1,716,304	1,221,085	21,440	2,958,829	1,221,085	1,050,600
Susan E. Knight	1,009,667	440,533	15,537	1,465,737	440,533	—
William E. Bachrach	649,380	203,153	21,440	873,973	203,153	300,000
Arthur R. Baker III	828,679	290,020	21,440	1,140,139	290,020	—
Steven G. Mahon	1,021,796	717,509	1,521	1,740,826	717,509	502,500

(1)

Pursuant to the named executive officer’s Change in Control Agreement, represents two times his or her annual compensation (consisting of annual base salary; the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior three fiscal years, excluding any payments made with respect to a partial fiscal year; and other non-plan based payments during the previous 12-month period prior to the date of termination).

(2)

Represents the aggregate value of stock options and restricted stock units held by each named executive officer that were not vested as of September 28, 2013 but whose vesting and exercisability would have been accelerated under the terms of the 2006 Stock Incentive Plan and the 2011 Stock Incentive Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the closing sale price of a share of our Common Stock on the NASDAQ Global Select Market at fiscal year end ($63.65), the “Stock Price,” and the exercise price of such option. The value of accelerating each unvested restricted stock unit is equal in each case to the Stock Price.

(3)	Pursuant to the named executive officer’s Change in Control Agreement, represents payments made for life, disability, and accident and health insurance benefits for 18 months following termination.

(4)	Pursuant to the named executive officer’s Severance Agreement, represents annual base salary plus the target annualized cash incentive payment under the EVC Plan.

          If the Change in Control Severance Plan and Executive Severance Plan had been in place on September 28, 2013, the compensation payable under the same circumstances would have been as follows:

	Termination of Employment in Conjunction with a Change in Control				Change in Control (without Termination of Employment)	Termination (without Change in Control)

Name	Cash Payment ($)(1)	Accelerated Vesting ($)2)	Benefits ($)(3)	Total Value ($)	Accelerated Vesting ($)(2)	Cash Payment ($)(4)	Benefits ($)(5)	Total Value ($)
Jeffrey A. Graves	1,716,304	1,221,085	21,440	2,958,829	1,221,085	618,000	13,711	631,711
Susan E. Knight	1,009,667	440,533	15,537	1,465,737	440,533	350,000	9,776	359,776
William E. Bachrach	649,380	203,153	21,440	873,973	203,153	300,000	13,711	313,711
Arthur R. Baker III	828,679	290,020	21,440	1,140,139	290,020	300,000	13,711	313,711
Steven G. Mahon	965,786	717,509	1,521	1,684,816	717,509	335,000	432	335,432

(1)

Pursuant to the Change in Control Severance Plan, represents two times the named executive officer’s annual compensation (consisting of annual base salary, the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior full three fiscal years, and other non-plan based payments during the previous 12-month period prior to the date of termination).

(2)

Represents the aggregate value of stock options and restricted stock units held by each named executive officer that were not vested as of September 28, 2013 but whose vesting and exercisability would have been accelerated under the terms of the 2006 Stock Incentive Plan and the 2011 Stock Incentive Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the Stock Price and the exercise price of such option. The value of accelerating each unvested restricted stock unit is equal in each case to the Stock Price.

(3)	Pursuant to the Change in Control Severance Plan, represents payments made for life, disability, and accident and health insurance benefits for 18 months following termination.

(4)	Pursuant to the Executive Severance Plan, represents annual base salary.

(5)	Pursuant to the Executive Severance Plan, represents payments made for life, accident and health insurance benefits for 12 months following termination.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

          In accordance with Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

          The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 17 to 36 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

          Your vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

          The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Vote”) annually until the next required vote on the frequency of Say-on-Pay Votes or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency. The next Say-on-Pay Vote will be held at our fiscal 2014 annual meeting to be held early in calendar year 2015.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE
OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE COMPENSATION TABLES, AND THE ACCOMPANYING NARRATIVE
DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

          The following table sets forth, as of the close of business on December 17, 2013, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Note	Percent of Class

Mairs and Power, Inc. 332 Minnesota Street, Suite W-1520 Saint Paul, MN 55101	1,819,276	(1)	11.86%
BlackRock, Inc. 40 East 52nd St. New York New York 10022	1,226,185	(2)	8.00%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,009,607	(3)	6.58%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, PA 19355	979,057	(4)	6.39%
Jeffrey A. Graves	13,536	(5)	*
Susan E. Knight	42,862	(5) (6)	*
William E. Bachrach	—		*
Arthur R. Baker III	11,683	(5)	*
Steven G. Mahon	11,374	(5)	*
David J. Anderson	12,104	(5)	*
Jean-Lou Chameau	10,333	(5)	*
David D. Johnson	818		*
Emily M. Liggett	7,564	(5)	*
William V. Murray	12,023	(5)	*
Barb J. Samardzich	21,883	(5)	*
Gail P. Steinel	8,688	(5)	*
Kenneth Yu	818		*
All directors and executive officers as a group (15 persons)	161,148	(7)	1.0%

* Less than 1%.

(1)

According to the Schedule 13G/A filed on February 11, 2013 with the SEC. Includes 1,445,642 shares over which Mairs and Power, Inc. has sole voting power and 1,819,276 shares over which Mairs and Power, Inc. has sole dispositive power.

(2)	According to the Schedule 13G/A filed on February 4, 2013 with the SEC. Includes 1,226,185 shares over which BlackRock, Inc. has sole voting and sole dispositive power.

(3)

According to the Schedule 13G filed on February 14, 2013 with the SEC. Includes 745,807 shares over which Wellington Management Company, LLP has shared voting power and 1,009,607 shares over which Wellington Management Company, LLP has shared dispositive power.

(4)

According to the Schedule 13G/A filed on February 7, 2013 with the SEC. Includes 23,933 shares over which The Vanguard Group, Inc. has sole voting power, 955, 924 shares over which The Vanguard Group, Inc. has sole dispositive power and 23,133 shares over which The Vanguard Group, Inc. has shared dispositive power.

(5)

Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 17, 2013: Mr. Graves – 9,597 shares; Ms. Knight – 14,334 shares; Mr. Mahon – 8,934 shares; and Mr. Baker –5,000 shares and the following number of restricted stock awards which vest within 60 days of December 17, 2013: Mr. Mahon – 902 shares; Mr. Chameau – 622 shares; Ms. Smardzich – 622 shares; Mr. Anderson – 622 shares; Ms. Steinel – 622 shares; Ms. Liggett – 622 shares; and Mr. Murray – 622 shares.

(6)	Includes 10,000 shares owned jointly with Ms. Knight’s spouse. Voting and investment power over those shares are shared accordingly.

(7)	Includes 7,462 shares held by executive officers not listed in this table of which 6,585 shares could be purchased under stock options exercisable within 60 days of December 17, 2013.

Related Party Transactions

          The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

          During fiscal 2013, MTS Sensors purchased approximately $1.1 million of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensors is owned by MTS Systems GmbH, one of our wholly owned subsidiaries. The brother-in-law of Mr. Hellwig, who was Vice President and General Manager of MTS Sensors for a portion of fiscal 2013, is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensors were the subject of arm’s-length negotiation on terms no less favorable to MTS Sensors than MTS Sensors could otherwise obtain. Mr. Hellwig did not participate in negotiating or executing the MTS Sensors agreement with Mark-Tronik. The Audit Committee has reviewed and approved these related party transactions after determining they met the required standards for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

          The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2013 except as follows: each of Mr. Johnson and Mr. Yu had a late Form 3 filing and one late Form 4 filing.

Information Regarding Equity Compensation Plans

          The following table sets forth information about our equity compensation plans as of September 28, 2013.

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (#)(in thousands)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2) ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3) (#)(in thousands)
Equity Compensation Plans Approved by Securityholders	580	35.30	2,496
Equity Compensation Plans Not Approved by Securityholders	–	–	–

Total	580	35.30	2,496

(1)	Reflects securities to be issued upon the exercise of vested stock options and the vesting of restricted stock units under our 2006 Stock Incentive Plan and 2011 Stock Incentive Plan.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock and restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

Includes securities available for future issuance under the 2011 Stock Incentive Plan other than those listed in the first column, and approximately 720,000 shares available for issuance under the 2012 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

          Since Mr. Murray resigned from the Compensation Committee in November 2012, no member of our Compensation Committee has been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our Board of Directors or on our Compensation Committee.

Shareholder Proposals

          Proposals Included in the Proxy Statement

          Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2014 annual meeting to be held in early calendar 2015 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, September 1, 2014, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

          Proposals Not Included in the Proxy Statement

          If a shareholder wishes to present a proposal at our fiscal 2014 annual meeting to be held in early calendar 2015 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our fiscal 2014 annual meeting, such notice must be received no earlier than October 14, 2014 and not later than November 13, 2014. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our Bylaws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

          Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

          A copy of our Annual Report and Form 10-K for the fiscal year ended September 28, 2013, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Corporate Secretary, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, and are also available from the SEC’s Internet site at www.sec.gov or via our Internet site at www.mts.com.

          Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MTS SYSTEMS CORPORATION
14000 TECHNOLOGY DRIVE
EDEN PRAIRIE, MN 55344

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 10, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MTSC2014
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 10, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64856-P43576	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

	01) David J. Anderson	05) Emily M. Liggett
	02) Jean-Lou Chameau	06) Barb J. Samardzich
	03) Jeffrey A. Graves	07) Gail P. Steinel
	04) David D. Johnson	08) Chun Hung (Kenneth) Yu

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014.					☐	☐	☐

3.	A non-binding, advisory vote regarding the compensation of the Company’s named executive officers.					☐	☐	☐

NOTE: THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 and 3. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M64857-P43576

PROXY

MTS SYSTEMS CORPORATION

Proxy for the Annual Meeting of Shareholders
February 11, 2014

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints David J. Anderson and Jeffrey A. Graves, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 17, 2013, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 11, 2014, and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Card to be signed on the reverse side